KPMG LLP

Aon Center
Suite 5500
200 E. Randolph Street
Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 24, 2025, with respect to the financial statements and financial highlights of JNL/American Funds Capital World Bond Fund and JNL/Neuberger Berman Strategic Income Fund, each a fund within the JNL Series Trust, as of December 31, 2024, incorporated herein by reference, and to the reference to our firm under the heading “Financial Highlights” in the Joint Proxy Statement/Prospectus filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois
December 18, 2025